Exhibit 5.1

China SXT Pharmaceuticals, Inc. 178 Taidong Road North, Taizhou Jiangsu, People's Republic of China	Campbells Registered Foreign Law Firm Floor 35, Room 3507 Edinburgh Tower, The Landmark 15 Queen’s Road, Central Hong Kong
DRAFT – SUBJECT TO REVIEW OF DOCUMENTS 20 April 2018	D +852 3708 3015 T +852 3708 3000 F +852 3706 5408 E mrajic@campbellslegal.com campbellslegal.com
Dear Sirs	Our Ref: 16578-27729 Your Ref: _____
CAYMAN | BVI | HONG KONG

China SXT Pharmaceuticals, Inc. (the "Company")

We have acted as British Virgin Islands legal advisers to the Company in connection with (i) the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the "Registration Statement") originally filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date relating to the offering by the Company of a minimum of 2,500,000 and a maximum of 3,750,000 ordinary shares of the Company, $0.001 par value per share, and up to 375,000 ordinary shares issuable upon exercise of an over-allotment option granted to the underwriters by the Company, along with any ordinary shares under Rule 462 promulgated under the Securities Act of 1933, as amended, (“Shares”) and (ii) the Company's proposed listing on the NASDAQ Capital Market. We are furnishing this opinion as exhibit 5.1 to the Registration Statement.

We are furnishing this opinion letter as Exhibit 5.1 to the Registration Statement.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	A copy of the Registration Statement;

1.2	[A copy of] the Company’s certificate of incorporation issued by the Registrar of Corporate Affairs in the British Virgin Islands on 4 July 2017, [certified as true by [ ] on [date]];

1.3	A copy of the Company's Certificate of Incumbency issued by Sertus Incorporations (BVI) Limited on 23 November 2017;

1.4	A copy of the statutory registers of directors and officers, members, mortgages and charges of the Company as maintained at its registered office in the British Virgin, certified as true by Sertus Incorporations (BVI) Limited on 22 November 2017;

1.5	A copy of the Memorandum and Articles of Association of the Company as registered and filed with the Registrar of Corporate Affairs in the British Virgin Islands on 4 July 2017, certified as true by [ ] on [date] ("Pre-IPO M&A");

1.6	The first amended and restated memorandum and articles of association of the Company as adopted by special resolution passed on [ ] and effective immediately upon the completion of the Company’s initial public offering of its Shares ("IPO M&A")

{HTFL00037232; 4} Resident Hong Kong Partners: J. Ross McDonough QC (Cayman Islands), Marianne Rajic (British Virgin Islands)

Cayman Islands and British Virgin Islands

2622075-2

1.7	Certificate of Good Standing in respect of the Company issued by the Registrar of Corporate Affairs in the British Virgin Islands dated 20 November 2017;

1.8	Copy of the written resolutions of the shareholders of the Company dated [ ] ("Shareholder Resolutions");

1.9	Copy of the [written resolutions/Minutes of a Meeting of the Board of Directors] of the Company dated [ ] ("Directors Resolutions" and together with the Shareholder Resolutions the "Resolutions"); and

1.10	Such other documents and laws as we consider necessary as a basis for giving this opinion.

The documents listed in paragraphs [1.4-1.10] above inclusive are collectively referred to in this opinion as the "Company Records".

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the British Virgin Islands which are in force on the date of this opinion letter. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy of the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	All original documents are authentic, that all signatures and seals are genuine, that all documents purporting to be sealed have been so sealed, that all copies are complete and conform to their original and that the Registration Statement, and prospectus contained therein, conforms in every material respect to the latest drafts of the same produced to us and that where documents have been provided to us in successive drafts marked-up to indicate changes to such documents all such changes have been so indicated.

2.2	The copies of the Company Records are complete and constitute a complete and accurate record of the business transacted and resolutions adopted by the Company and all matters required by law and the Pre-IPO M&A of the Company to be recorded therein are so recorded.

2.3	The Resolutions remain in full force and effect and have not been revoked, rescinded or varied.

2.4	There is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions herein.

3	Opinions

Based only upon and subject to the foregoing assumptions and the reservations and qualifications set out below, and having regard to such legal considerations as we deem relevant, and under the laws of the British Virgin Islands, we are of the opinion that:

3.1	The Company is a company duly incorporated under the Business Companies Act, 2004 of the British Virgin Islands (the "Act") and validly exists as a BVI business company limited by shares in the British Virgin Islands.

3.2	The Company is authorised to issue an unlimited number of shares of one class with a par value of US$0.001 each.

3.3	The issue and allotment of the Shares has been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement, the Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of British Virgin Islands law, a share is only issued when it has been entered in the register of members (shareholders).

4	Qualifications

4.1	In this opinion the phrase "non-assessable" means, with respect to the Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

4.2	Except as specifically stated herein, we make no comment with regard to warranties or representations that may be made by or with respect to the Company in any of the documents or instruments cited in this opinion letter or otherwise with respect to the commercial terms of the transactions the subject of this opinion letter.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our name under the headings "Enforceability of Civil Liabilities" and "Legal Matters" and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

Campbells